Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of United Wholesale Mortgage, LLC of our report dated September 25, 2020, relating to the consolidated financial statements, which appear in United Wholesale Mortgage, LLC’s (fka United Shore Financial Services, LLC) Form 10-K for the year ended December 31, 2019.

/s/ Richey, May and Co., LLP

Englewood, Colorado
March 23, 2021